Exhibit 99

CONTACTS:

	Investors:	REGIS CORPORATION: Paul D. Finkelstein — Chairman and CEO Randy L. Pearce — Executive Vice President, CFO Kyle P. Didier — Vice President, Finance (952) 947-7000
For Immediate Release
	Media:	BERNS COMMUNICATIONS GROUP: Melissa Jaffin/Michael McMullan (212) 994-4660

REGIS REPORTS DECEMBER REVENUES GREW 19 PERCENT TO $203 MILLION
-December Consolidated Same-Store Sales Decreased 0.6 Percent-

     MINNEAPOLIS, January 7, 2005 — Regis Corporation (NYSE:RGS), the global leader in the $150 billion hair care industry, today reported that consolidated revenues increased 19 percent in December 2004 to a record $203 million, compared to $171 million a year ago. The Company’s consolidated same-store sales for December 2004 decreased 0.6 percent.

     Same-store sales were as follows:

	Monthly
	Current Year			Prior Year
	Service	Retail	Total	Service	Retail	Total
Regis Salons	-0.7%	-6.5%	-1.9%	-3.2%	-2.3%	-3.0%
MasterCuts	-1.0	-7.9	-2.8	-0.3	-6.2	-1.9
Trade Secret	-4.2	0.9	0.4	0.2	14.3	12.8
Strip Center Salons	-2.1	1.3	-1.7	-2.9	-0.6	-2.6
SmartStyle	4.8	1.1	3.4	4.4	7.4	5.5

Domestic Same-Store Sales	-0.5%	-1.1%	-0.7%	-1.6%	6.6%	1.2%

International Same-Store Sales	0.4%	0.2%	0.3%	-3.8%	47.4%	7.7%

Consolidated Same-Store Sales	-0.4%	-1.0%	-0.6%	-1.8%	8.8%	1.7%

     International same-store sales for the month represent the 4-week period ended December 11, 2004 versus the 4-week period ended December 13, 2003.

	Quarterly
	Current Year			Prior Year
	Service	Retail	Total	Service	Retail	Total
Regis Salons	0.2%	-5.1%	-0.8%	-1.3%	-2.3%	-1.5%
MasterCuts	-0.7	-7.8	-2.4	0.9	-5.6	-0.7
Trade Secret	-2.6	1.1	0.7	3.4	13.5	12.3
Strip Center Salons	-0.9	2.7	-0.5	-1.7	1.0	-1.3
SmartStyle	5.6	1.9	4.2	7.1	9.4	7.9

Domestic Same-Store Sales	0.5%	-0.4%	0.2%	0.2%	6.7%	2.2%

International Same-Store Sales	2.7%	2.1%	2.6%	-3.6%	39.5%	5.6%

Consolidated Same-Store Sales	0.7%	-0.2%	0.4%	-0.2%	8.4%	2.4%

     International same-store sales for the quarter represent the 12-week period ended December 11, 2004 versus the 12-week period ended December 13, 2003.

     Consolidated revenues for the second quarter ended December 31, 2004, increased 14 percent to a record $537 million compared to $472 million a year ago. The Company’s consolidated same-store sales for the second quarter increased 0.4 percent.

     For the 6-month period ended December 31, 2004, consolidated revenues increased 12 percent to a record $1.0 billion compared to consolidated revenues of $933 million for the same period a year ago. The Company’s year-to-date consolidated same-store sales increased 0.7 percent.

     The Company will report second quarter results on January 26, 2005, before the market opens.

     Regis Corporation (RGS) is the industry leader in three distinct, but related, hair service businesses; beauty salons, hair restoration centers and beauty schools. As of December 31, 2004, the Company owned or franchised approximately 10,400 hair salons, 89 hair restoration centers and 11 beauty schools operating under concepts such as Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle, Cost Cutters and Hair Club for Men and Women. These concepts are located in the US and in ten other countries throughout North America and Europe. For additional information about the Company, including managements’ current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com.

     This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, and price sensitivity; changes in economic condition; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify and acquire salons and beauty schools that support its growth objectives; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 and included in Form S-3 Registration Statement filed with the Securities and Exchange Commission on June 4, 2004. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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